Exhibit 10.2

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of January [    ], 2024

among

AUDACY CAPITAL CORP.,

as the Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

i

v

SCHEDULES

1.01A	Commitments
1.01B	Existing Investments
2.03	Syndication Commitments
2.12(b)	Backstop Allocations
5.07(a)	Stations and FCC Licenses
5.09(b)	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
5.21	Initial Budget
7.01(b)	Existing Liens
7.02(b)	Existing Indebtedness
7.04	Dispositions
7.07	Existing Transactions with Affiliates
7.12	Sale and Lease-Back Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	DIP Account Withdrawal Notice
C	Note
D	Assignment and Assumption
E-1	United States Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
E-2	United States Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of January [    ], 2024 among Audacy Capital Corp., a Delaware corporation, as borrower (the “Borrower”), the Guarantors party hereto from time to time, the lenders party hereto from time to time (collectively, the “Lenders” and, each individually, a “Lender”) and Wilmington Savings Fund Society, FSB, as administrative agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”) for the Lenders, and collateral agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

RECITALS

WHEREAS, on January 7, 2024 (the “Petition Date”), Audacy, Inc., a Pennsylvania corporation (the “Parent Entity”), the Borrower and certain Subsidiaries of the Borrower (collectively, the “Debtors” and, each individually, a “Debtor”) commenced cases (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and the Debtors have retained possession of their assets and are authorized under the U.S. Bankruptcy Code to continue the operations of their businesses as debtors-in-possession;

WHEREAS, prior to the Petition Date, the Lenders (together with the other Prepetition Lenders (as defined below)) provided financing to the Borrower pursuant to that certain Credit Agreement, dated as of October 17, 2016, among the Borrower, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time (the “Prepetition Lenders”) and Wilmington Savings Fund Society, FSB (as successor to JPMorgan Chase Bank, N.A.), as administrative agent (in such capacity, together with its permitted successors and assigns, the “Prepetition Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein) (as amended by that certain Amendment No. 1, dated as of March 3, 2017, that certain Amendment No. 2, dated as of November 17, 2017, that certain Amendment No. 3, dated as of April 30, 2019, that certain Amendment No. 4, dated as of December 13, 2019, that certain Amendment No. 5, dated as of July 20, 2020, that certain Amendment No. 6, dated as of March 5, 2021, that certain Amendment No. 7, dated as of June 15, 2023, that certain Amendment No. 8, dated as of November 3, 2023, that certain Amendment No. 9, dated as of November 13, 2023, that certain Amendment No. 10, dated as of November 19, 2023, that certain Amendment No. 11, dated as of November 29, 2023, that certain Amendment No. 12, dated as of December 8, 2023 and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time through the Petition Date, the “Prepetition Credit Agreement”);

WHEREAS, on the Petition Date, the Prepetition Lenders under the Prepetition Credit Agreement were owed approximately $2,541,670.13 in outstanding principal balance of Loans (as defined in the Prepetition Credit Agreement) (the “Prepetition Loans”) plus interest, fees, costs and expenses and all other Prepetition Obligations under the Prepetition Credit Agreement;

WHEREAS, the Obligations under and as defined in the Prepetition Credit Agreement are secured by a security interest in substantially all of the existing and after-acquired assets of the Borrower and the other Loan Parties (as defined in the Prepetition Credit Agreement) as more fully set forth in the Prepetition Loan Documents, and such security interest is perfected, and, as described in the Prepetition Loan Documents subject to certain limited exceptions set forth therein, has priority over other security interests;

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured superpriority debtor-in-possession term loan credit facility of $32,000,000 (the “DIP Facility”);

WHEREAS, the proceeds of the DIP Facility shall be used to fund the general corporate purposes and working capital requirements of the Borrower and its Subsidiaries during the pendency of the Chapter 11 Cases, pay administrative expenses and maintain operational liquidity, in each case, pursuant to and in accordance with the Approved Budget;

WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon all of their existing and after-acquired personal property;

WHEREAS, the Borrower and the Guarantors’ business is a mutual and collective enterprise and the Borrower and the Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrower and the Guarantors;

WHEREAS, the Borrower and each Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement;

WHEREAS, the Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the Guarantors’ collateral security therefor, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Guarantors and at the Borrower’s and the Guarantors’ request and in furtherance of the Borrower’s and the Guarantors’ mutual and collective enterprise; and

WHEREAS, all capitalized terms used in this Agreement, including in these recitals, shall have the meanings ascribed to them in Section 1.01 below, and, for the purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.02 shall govern. All Schedules, Exhibits and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of this Agreement.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Plan” means that certain “pre-packaged” chapter 11 plan of reorganization in the Chapter 11 Cases of the Debtors dated as of January 7, 2024, as described in and attached to the RSA.

“Accounting Opinion” has the meaning set forth in Section 6.01(a).

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the purchase or acquisition in a single transaction or a series of related transactions by the Borrower and its Subsidiaries of (a) Equity Interests of any other Person (other than an existing Subsidiary of the Borrower) such that such other Person becomes a direct or indirect Subsidiary of the Borrower or (b) all or substantially all of the property of another Person or all or substantially all of the property comprising a division, business unit or line of business of another Person (in each case other than a Subsidiary of the Borrower), whether or not involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Adequate Protection Payments” shall have the meaning assigned to such term in the DIP Order.

“Adequate Protection Claims” shall have the meaning assigned to such term in the DIP Order.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means an interest rate per annum equal to the sum of Term SOFR for such Interest Period, plus the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter agreement, dated the date hereof, between the Borrower and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent Fees” has the meaning set forth in Section 2.09(a).

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent Parties” has the meaning set forth in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“All-In Yield” means, at any time, with respect to any Term Loan or other Indebtedness, the weighted average yield to stated maturity of such Term Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other creditors advancing such Term Loan or other Indebtedness with respect thereto (but not arrangement or underwriting fees paid to an arranger for their account) and to any interest rate “floor” (with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

“Anti-Corruption Laws” means all Laws applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption, including, without limitation, the FCPA.

“Anti-Terrorism Order” means that certain Executive Order 13224, issued on September 23, 2001.

“Applicable Rate” means for any day with respect to any Loan, 6.00% per annum in the case of any Term SOFR Loan and 5.00% per annum in the case of any Base Rate Loan.

“Approved Budget” has the meaning assigned to the term “DIP Budget” in the DIP Order.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii), and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto or any other form (including electronic documentation generated by any electronic platform)) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows for the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).

“Backstop Allocation Schedule” has the meaning set forth in Section 2.09(b)(ii).

“Backstop Fee” has the meaning set forth in Section 2.09(b)(ii).

“Backstop Parties” has the meaning set forth in Section 2.09(b)(ii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) Adjusted Term SOFR for a one (1) month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided, that for the purpose of this definition, Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m. on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided, further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement or Adjusted Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement or Adjusted Term SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to any Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or clause (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for the such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for the such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide all Available Tenors of such Benchmark (or such component thereof); and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder pursuant to Section 3.03.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BMI” has the meaning has the meaning set forth in Section 7.04(u).

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a Term Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York; provided that, in addition to the foregoing, in relation to Loans referencing Adjusted Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments in respect of any such Loans referencing Adjusted Term SOFR, a Business Day means any such day that is a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, all amounts which are set forth on the consolidated statement of cash flows of the Borrower for such period as “capital expenditures” in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means:

(a) United States dollars;

(b) (A) euro, or any national currency of any member state of the European Union; or (B) in the case of any Foreign Subsidiary that is a Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d) certificates of deposit, time deposits and dollar time deposits with maturities of one (1) year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of twenty-four (24) months or less from the date of acquisition;

(i) Investments with average maturities of twenty-four (24) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(j) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Order” means the order of the Bankruptcy Court approving the Debtors’ cash management system in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders (and with respect to amendments, modifications or supplements that adversely affect the rights or duties of the Administrative Agent in any respect, the Administrative Agent).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person;

(b) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Borrower);

(c) during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the board of directors (or equivalent body) of the Borrower (together with any new members thereof whose election by such board of directors (or equivalent body) or whose nomination for election by holders of Capital Stock of the Borrower was approved by a vote of a majority of the members of such board of directors (or equivalent body) then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors (or equivalent body) then in office; or

(d) the approval of any plan or proposal for the winding up or liquidation of the Borrower.

For purposes of this definition, any direct or indirect parent company of the Borrower shall not itself be considered a “Person” or “group” for purposes of clause (b) above; provided, that (i) no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such parent company and (ii) such parent company does not own any material assets other than the Equity Interests in the Borrower or a direct or indirect parent company of the Borrower.

For the avoidance of doubt, no transactions implemented pursuant to an Acceptable Plan shall constitute or cause a Change of Control for purposes of this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Closing Date” means January [•], 2024, which is the date on which all conditions precedent set forth in Section 4.01 have been satisfied or waived in accordance with the terms of this Agreement and the funding of the Term Loans shall have occurred.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking Term SOFR (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to the term “DIP Collateral” in the DIP Order.

“Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means the requirement that (in each case subject to the DIP Order and Section 6.11):

(a) the Obligations shall have been secured by a perfected security interest in the Collateral with the priority required by the DIP Order through the provisions of the DIP Order, to the extent such security interest may be perfected by virtue of the DIP Order or by filings of Uniform Commercial Code financing statements or any other method of perfection referred to in this definition; and

(b) in the case of any person that becomes a Loan Party after the Closing Date, the Administrative Agent shall have received a joinder agreement reasonably acceptable to the Administrative Agent or such comparable documentation to become a Guarantor and any other documents reasonably requested by the Administrative Agent or the Required Lenders, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Loan Party, that will provide, together with the DIP Order, a perfected security interest in the Collateral with the priority required by the DIP Order.

“Commitment” means a Term Loan Commitment.

“Commitment Fee” has the meaning set forth in Section 2.09(b)(i).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” has the meaning set forth in Section 5.07(b).

“Communications Laws” has the meaning set forth in Section 5.07(b).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming an Acceptable Plan.

“Corresponding Tenor” with respect to any Available Tenor, means, as applicable, a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning set forth in Section 11.13.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless subsequently cured, unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default or breach of a representation, if any, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, (c) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after written request by the Administrative Agent to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such confirmation by the Administrative Agent), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding, appointment or action; provided, that a Lender shall not be a Defaulting Lender solely by virtue (1) of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (2) an Undisclosed Administration.

“DIP Account” means a deposit account in the name of the Administrative Agent, on behalf of the Secured Parties, in which the proceeds of the Term Loans shall be deposited and retained subject to withdrawal thereof by the Borrower pursuant to a DIP Account Withdrawal Notice in accordance with Section 4.03 and used solely for the purposes permitted hereunder; provided that, until the date the DIP Account is opened with the Administrative Agent, the DIP Account shall be a segregated account held by the Debtors.

“DIP Account Withdrawal” means a withdrawal from the DIP Account in a minimum amount of $1,000,000, made in accordance with Section 4.03.

“DIP Account Withdrawal Date” means the date of the making of any DIP Account Withdrawal.

“DIP Account Withdrawal Notice” means a notice substantially in the form attached hereto as Exhibit B (or such other form as may be approved by the Required Lenders) to be delivered by the Borrower to the Administrative Agent from time to time to request a DIP Account Withdrawal.

“DIP Facility” has the meaning set forth in the recitals to this Agreement.

“DIP Order” means the Interim Order, and upon its entry, the Final Order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order is in effect and not vacated or stayed, together with all extensions, modifications and amendments thereto which are satisfactory to the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guarantee) the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the superpriority of the Administrative Agent’s and the Lenders’ claims and authorizes the use of cash collateral.

“Discharge of DIP Obligations” means the occurrence of (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan, all Lender Payments and all other expenses or amounts payable under any Loan Document shall have (i) been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) or (ii) received the treatment provided for in the RSA pursuant to an Acceptable Plan.

“Disclosure Statement” means the related disclosure statement (and all exhibits thereto) with respect to the Acceptable Plan, which shall be satisfactory to the Required Lenders in all material respects.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the adequacy of the Disclosure Statement, which shall be satisfactory to the Required Lenders in all material respects.

“Disposition” or “Dispose” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Subsidiary (other than Preferred Stock of Subsidiaries issued in compliance with Section 7.02), whether in a single transaction or a series of related transactions.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date ninety one (91) days after the earlier of the Latest Maturity Date at the time of issuance of such Capital Stock or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, any Governmental Authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any Fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (x) the Borrower and its Affiliates and Subsidiaries, (y) natural persons and (z) any Defaulting Lender.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health and safety or to the transportation, handling, Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of or noncompliance with any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment, recycling, shipment or disposal (or arrangement for any of the foregoing) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment, (e) any investigatory, remedial, natural resource, response, removal or corrective obligation or measure required by any Environmental Law, (f) any claim (including but not limited to property damage and personal injury) by any third party relating to any Hazardous Materials, or (g) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA by the PBGC, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to or on account of a Recipient, (a) any Taxes imposed on or measured by net income (however denominated) or profits, franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or having its principal office or applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to the Borrower’s request under Section 10.13) or (ii) such Lender changes or designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of change or designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such Taxes pursuant to Section 3.01; (c) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(d) or (g), as applicable; and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Lender” has the meaning set forth in Section 2.01(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC Licenses” means such FCC licenses, permits, authorizations and certificates issued by the FCC to the Borrower and its Subsidiaries (including, without limitation, any license under Part 73 of Title 47 of the Code of Federal Regulations) as are necessary to own and operate the Stations (collectively, together with all extensions, additions and renewals thereto or thereof).

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fees” has the meaning set forth in Section 2.09(b)(ii).

“Final Order” means the order of the Bankruptcy Court approving this Agreement on a final basis in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders (and with respect to amendments, modifications or supplements that adversely affect the rights or duties of the Administrative Agent in any respect, the Administrative Agent).

“Final Order Entry Date” shall mean the date of which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” of any Person means the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Vice President – Finance, Treasurer, Assistant Treasurer or Controller of such person.

“First Day Orders” means all interim and final orders (other than the Interim Order), as applicable, entered in respect of “first day” motions and other pleadings the Loan Parties file in the Chapter 11 Cases, including (i) trade claimants, (ii) customer programs, (iii) insurance, (iv) tax claims, (v) tax attributes, (vi) utilities, (vii) wages and employee benefits, (viii) cash management, (ix) joint administration, (x) redaction of creditor personally identifiable information and (xi) any other pleading the Loan Parties deem necessary or advisable to file the Chapter 11 Cases, which shall in each case be consistent with the Approved Budget (subject to Permitted Variances) and otherwise in form and substance reasonably acceptable to the Required Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement with respect to the Adjusted Term SOFR Rate. The initial Floor for Adjusted Term SOFR Rate shall be 1.00%.

“Flow of Funds Statement” means a flow of funds statement relating to payments to be made and credited by all of the parties on the Closing Date (including wire instructions therefor) as prepared by the Borrower and its financial advisor in consultation with (and approved by) the Administrative Agent and the Lender Advisors.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means (i) any Subsidiary that is not a Domestic Subsidiary or (ii) any Subsidiary of a Subsidiary described in the preceding clause (i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Lender” has the meaning set forth in Section 2.09(a).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, subject to Section 1.03.

“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.06(g).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means (a) the Subsidiaries of the Borrower party hereto as of the Closing Date and those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11, in each case until released in accordance with the terms hereof, and (b) with respect to obligations and liabilities owing by any Loan Party (other than the Borrower) in respect of, the Borrower.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous, carcinogenic or toxic substances, wastes or pollutants, contaminants, chemicals (whether solids, liquids or gases), including petroleum or petroleum distillates or by-products and other hydrocarbons, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, lead-based paint, radon gas, mold, infectious or medical wastes that are subject to regulation, control or remediation under any Environmental Law, or the Release or exposure to which could give rise to liability under, applicable Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof); or

(iii) representing the deferred and unpaid balance of the purchase price of any property, except (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (z) liabilities accrued in the ordinary course of business;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof)) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements;

(c) all Capitalized Lease Obligations;

(d) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(e) to the extent not otherwise included, any Indebtedness of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) deferred or prepaid revenues.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.04.

“Information” has the meaning set forth in Section 10.07.

“Initial Budget” has the meaning set forth in Section 5.21.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, (x) as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), month thereafter; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made and (y) following a Benchmark Replacement, as to each Type of Loan based on such Benchmark Replacement, the applicable interest periods or interest payments dates, as applicable, set forth in the applicable Benchmark Replacement Conforming Changes.

“Interim Order” means the order of the Bankruptcy Court approving this Agreement on an interim basis in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business and consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, Acquisitions, and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, without giving effect to subsequent changes in value but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Borrower or a Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.16.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Advisors” means Gibson, Dunn & Crutcher LLP, legal counsel to the Lenders, and Greenhill & Co., Inc., financial advisor to the Lenders.

“Lender Payments” has the meaning set forth in Section 2.09(b)(ii).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity” means, as of any date of determination, the sum of cash and Cash Equivalents (which are not Restricted Cash) that would be stated on the consolidated balance sheet of the Loan Parties as of such date of determination.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the DIP Order, (d) the Administrative Agent Fee Letter and (e) any other amendments of and joinders to any Loan Documents that are deemed pursuant to their terms to be Loan Documents for purposes hereof.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning set forth in Section 5.13(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any other Loan Document, (c) the material rights and remedies of the Administrative Agent and the Lenders under (i) this Agreement or (ii) the Loan Documents taken as a whole, or (d) the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of any Loan Document.

“Material Intellectual Property” means any intellectual property and IP Rights owned by the Borrower or any of its Subsidiaries that, individually or in the aggregate, is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means the earliest of (i) sixty (60) days after the Petition Date; provided, that in the event that the condition precedent to effectiveness of the Plan relating to receipt of applicable regulatory approvals, including that of the FCC, has not yet been satisfied, then at the Debtors’ option, such date shall be extended to the date that is one hundred eighty (180) days after entry of the Confirmation Order, (ii) the date on which all Loans are accelerated and all unfunded Commitments (if any) have been terminated in accordance with this Agreement, by operation of law or otherwise, (iii) the date the Bankruptcy Court orders a conversion of the Chapter 11 Cases to a chapter 7 liquidation or the dismissal of the Chapter 11 Case of any Debtor, (iv) the closing of any sale of assets pursuant to Section 363 of the U.S. Bankruptcy Code, which when taken together with all other sales of assets since the Closing Date, constitutes a sale of all or substantially all of the assets of the Loan Parties, (v) if the Debtors have not obtained entry of the Final Order by such date, the date that forty-five (45) calendar days after the Petition Date, and (vi) the effective date of the Acceptable Plan; provided, that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.09.

“Milestone” has the meaning set forth in Section 6.23.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) with respect to any Disposition or Casualty Event (other than any Disposition or Casualty Event set forth in the Approved Budget or Schedule 7.04), 100% of the cash proceeds actually received by the Borrower or any of its Subsidiaries from such Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if the Borrower intends to use any portion of such proceeds (other than proceeds of Dispositions) to repair assets relating to the applicable Casualty Event, in each case within one hundred eighty (180) days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent such Net Proceeds are not so used within such one hundred eighty (180) days period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; and

(b) with respect to any Indebtedness not permitted to be incurred pursuant to the terms of this Agreement, 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Subsidiaries of such Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate shall be disregarded.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form attached as Exhibit C hereto.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Lender Payments, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with this Agreement.

“obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” means the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

“Organization Documents” means, (a) with respect to any corporation, the certificate, charter or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.

“Other Encumbrances” has the meaning set forth in clause (5) of Section 7.01.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” has the meaning set forth in the recitals to this Agreement.

“Payment” has the meaning set forth in Section 9.10(a).

“Payment Notice” has the meaning set forth in Section 9.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Investments” means:

(a) any Investment in the Borrower or any other Loan Party;

(b) any Investment in cash or Cash Equivalents;

(c) any Investment set forth in the Approved Budget;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a Disposition made pursuant to the provisions described under Section 7.04 or any other disposition of assets not constituting a Disposition;

(e) any Investment existing on the Closing Date;

(f) any Investment acquired by the Borrower or any of its Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Borrower;

(g) Hedging Agreements entered into for non-speculative purposes and in the ordinary course of business and consistent with past practice;

(h) [reserved];

(i) guarantees of Indebtedness permitted under Section 7.02;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2) and (6) thereof);

(k) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business and consistent with past practice or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) [reserved];

(m) Investments in the Receivables Subsidiary or any Investment by the Receivables Subsidiary in any Person that, in the good faith determination of the Borrower, are necessary or advisable to effect the Receivables Facility;

(n) [reserved];

(o) [reserved];

(p) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business and consistent with past practice;

(q) any Investment by the Borrower or any of its Subsidiaries consisting of Permitted Non-Cash Consideration and entered into in the ordinary course of business and consistent with past practice;

(r) [reserved];

(s) other Investments, other than Investments in Subsidiaries that are not Subsidiary Loan Parties, having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding, not to exceed the $3,000,000;

(t) [reserved]; and

(u) endorsements for collection or deposit in the ordinary course of business and consistent with past practice.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Non-Cash Consideration” means non-cash consideration received by the Borrower or any of its Subsidiaries in connection with the lease, other disposition or provision of advertising time or other goods and services provided by the Borrower and its Subsidiaries to customers in the ordinary course of business.

“Permitted Variances” has the meaning set forth in the DIP Order.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PJT” means PJT Partners Inc.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA established or maintained by any Loan Party, any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Premium” has the meaning set forth in Section 2.05(c).

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Administrative Agent” has the meaning set forth in the recitals of this Agreement.

“Prepetition Agents” means the Prepetition Administrative Agent and the Prepetition Collateral Agent.

“Prepetition Collateral Agent” means Wilmington Savings Fund Society, FSB (as successor to JPMorgan Chase Bank, N.A.), in its capacity as collateral agent , together with its permitted successors and assigns.

“Prepetition Credit Agreement” has the meaning set forth in the recitals of this Agreement.

“Prepetition Indebtedness” means all Indebtedness of the Loan Parties outstanding on the Petition Date immediately prior to the filing of the Chapter 11 Cases, other than Indebtedness under the Prepetition Credit Agreement.

“Prepetition Lenders” has the meaning set forth in the recitals of this Agreement.

“Prepetition Liens” means the Liens securing the Prepetition Obligations.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Loans” has the meaning set forth in the recitals of this Agreement.

“Prepetition Obligations” means the “Obligations” as defined in the Prepetition Credit Agreement.

“Prepetition Secured Parties” means, collectively, the Prepetition Lenders and the Prepetition Agents.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent (acting at the direction of the Required Lenders)) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent (acting at the direction of the Required Lenders)). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments of Loans and other Obligations made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.13.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 and constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Financial Statements” means the unaudited consolidated balance sheet and related consolidated statement of operations and cash flows of the Borrower and its subsidiaries for the fiscal quarter ended September 30, 2023.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, licensed or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Facility” means that certain accounts receivable securitization facility entered into as of July 15, 2021 through agreements including (among other agreements) (i) a Receivables Purchase Agreement entered into by and among Audacy Operations, Inc., Audacy Receivables, LLC, the investors party thereto, and DZ BANK AG Deutsche ZentralGenossenschaftsbank, Frankfurt AM Main, as agent (the “AR Facility Agent”); (ii) a Sale and Contribution Agreement by and among Audacy Operations, Inc., Audacy New York, LLC, and Audacy Receivables, LLC; (iii) a Purchase and Sale Agreement by and among certain of Audacy’s wholly-owned subsidiaries, Audacy Operations, Inc. and Audacy New York, LLC, and (iv) a Performance Guaranty, by and between Audacy and the AR Facility Agent, in each case as such may be amended and/or restated on the terms and conditions as set forth in the RSA and/or the Acceptable Plan.

“Receivables Subsidiary” means Audacy Receivables, LLC, a Delaware limited liability company.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 6:00 a.m. on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.06(c).

“Rejection Notice” has the meaning set forth in Section 2.05(b)(vi).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates, together with their respective successors and permitted assigns.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Remedies Notice Period” has the meaning set forth in Section 8.02(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Repricing Transaction” means any prepayment (including by way of any repricing, refinancing, replacement or conversion) of all or a portion of the Term Loans with proceeds from the incurrence by the Borrower of any new indebtedness having an All-In Yield that is less than the All-In Yield of the Term Loans (as such comparable yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), including as may be effected through any amendment to this Agreement relating to the All-In Yield of the Term Loans.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Subsidiaries that is contractually restricted from being distributed to the Borrower, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Agreement and that is secured by such cash or Cash Equivalents.

“Restricted Payment” has the meaning set forth in Section 7.05.

“RSA” means that certain Restructuring Support Agreement, dated as of January 4, 2024, by and among the Parent Entity, certain of its Subsidiaries, certain of the Prepetition Lenders, certain holders of Secured Notes (as defined in the Prepetition Credit Agreement) and the other parties from time to time party thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing or licensing by the Borrower or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by such Person to a third Person in contemplation of such leasing or licensing.

“Same Day Funds” means immediately available funds.

“Sanction” or “Sanctions” means (a) any sanctions administered or enforced by any Governmental Authority of the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other applicable sanctions authority and (b) any applicable requirement of Law relating to terrorism or money laundering.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Day Orders” means all final orders (other than the Final Order) entered in respect of “first day” and “second day” motions and other pleadings the Loan Parties file in the Chapter 11 Cases, including cash management, which shall in each case be consistent with the Approved Budget (subject to Permitted Variances) and otherwise in form and substance reasonably acceptable to the Required Lenders.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries secured by a Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, complimentary, incidental or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means 0.11448%.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SPC” has the meaning set forth in Section 10.06(g).

“Stations” means those broadcast radio stations identified on Schedule 5.07(a), together with any broadcast radio station acquired by the Borrower or any Subsidiary.

“Subordinated Indebtedness” means:

(a) any Indebtedness of the Borrower which is by its terms subordinated in right of payment and/or priority to the Obligations; and

(b) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment and/or priority to the Guaranty of such Guarantor.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning set forth in Section 11.13.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndicate Lender” has the meaning set forth in Section 2.01(c).

“Syndication” has the meaning set forth in Section 2.03.

“Syndication Procedures” has the meaning set forth in Section 2.03.

“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Group” has the meaning set forth in Section 7.05(b).

“Term Lender” means a Lender with a Term Loan Commitment or holding Term Loans.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Term SOFR Loans, having the same Interest Period.

“Term Lender” means each Lender holding Term Loans.

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder. The amount of each Lender’s Term Loan Commitment as of the Closing Date is set forth on Schedule 1.01A. The aggregate amount of the Term Loan Commitments as of the Closing Date is $32,000,000 (which total, for the avoidance of doubt, does not include any reduction on account of the Commitment Fee or the Backstop Fee payable pursuant to the terms of this Agreement).

“Termination Declaration Date” has the meaning set forth in Section 8.02(a).

“Term SOFR” means, with respect to any Borrowing of Term SOFR Loans and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” has the meaning given to such term in the definition of Term SOFR Reference Rate.

“Term SOFR Loan” means a Loan that bears interest at Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any borrowing of Term SOFR Loans denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $10,000,000 (or the equivalent thereof in any foreign currency).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the DIP Order, and the initial borrowings hereunder and the use of proceeds thereof and (b) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Rate Loan.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.13.

“USA Patriot Act” has the meaning set forth in Section 5.15.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent body) or other governing body of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Article and Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.

(b) [Reserved].

(c) If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of the Borrower and its Subsidiaries with such provision shall be determined on the basis of GAAP as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this agreement, in no event shall a lease obligation that does not constitute a Capitalized Lease Obligation under GAAP as in effect on the date hereof be treated as a Capitalized Lease Obligation for any purpose hereof.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. [Reserved].

Section 1.09. [Reserved].

Section 1.10. Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did the existing interest rate prior to its discontinuance or unavailability). The

Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Commitments and Borrowings

Section 2.01. Commitments and Loans. Subject to the terms and conditions set forth herein and in the DIP Order:

(a) the Fronting Lender agrees to make to the Borrower the Loans denominated in Dollars on the Closing Date in an aggregate principal amount not to exceed its Term Loan Commitment (such Loans, each a “Term Loan” and, collectively, the “Term Loans”).

(b) The Commitments of the Fronting Lender shall be reduced dollar for dollar immediately after the funding of any Term Loans thereunder and any unused Commitments shall terminate upon the funding of the Term Loans on the Closing Date.

(c) On the terms set forth in the Syndication Procedures, upon the completion of the Syndication contemplated by Section 2.05, (1) each Lender hereunder holding Term Loans on such date (“Existing Lender”) shall be deemed to have assigned a portion of its Term Loans ratably to each other Lender hereunder on such date (each such Lender, a “Syndicate Lender”), and each Syndicate Lender shall be deemed to have assumed an amount of Term Loans from each Existing Lender, such that each Lender hereunder (including Syndicate Lenders) will hold the amount of Terms Loans as set forth on Schedule 2.03 (as contemplated by Section 2.03 hereof). For the avoidance of doubt, to the extent that the Fronting Lender holds any Term Loans on behalf of the Existing Lenders, upon completion of the Syndication, the Fronting Lender will be deemed to hold such Term Loans on behalf of the Syndicate Lenders.

(d) Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

(c) Proceeds of the Term Loans, net of payment of any amounts required to be paid to other Persons pursuant to the drawing conditions, shall be deposited in the DIP Account and used solely as permitted herein.

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans and (ii) one (1) Business Day before the requested date of any Term Borrowing consisting of Base Rate Loans. Each notice by the Borrower pursuant to this Section 2.02(a) must be by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Term SOFR Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted; (v) the location and number of the DIP Account to which funds are to be disbursed and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) The Administrative Agent, following receipt of a Committed Loan Notice, shall promptly notify each Lender of the applicable amount of Term Loans to be funded. Whereupon, each Lender shall remit to the Administrative Agent its share of such Term Loans, in Same Day Funds not later than 12:00 noon on the Business Day specified in the Committed Loan Notice to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds with respect to the Term Loans, the Administrative Agent will promptly (i) in accordance with the Flow of Funds Statement, (I) remit to Lender Advisors all fees and expenses payable on the date of the funding of the Term Loans, (II) deduct and apply all fees payable to the Administrative Agent on the date of the funding of the Term Loans for its own account and for the account of the Fronting Lender and (III) remit the amount specified in the Flow of Funds Statement to the DIP Account and (ii) in accordance with the Flow of Funds Statement and the Approved Budget, and subject to Sections 4.01 and 4.03, remit to the Borrower any remaining amounts. For the avoidance of doubt, all parties agree that all Term Loans shall be funded and accrue interest starting on the Closing Date, including any Loans the proceeds of which have been deposited into the DIP Account.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Term SOFR Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of the Adjusted Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other and all continuations of Term Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Syndication. Following the Closing Date, the Borrower shall use commercially reasonable efforts to assist the Backstop Parties in connection with a syndication process (the “Syndication”) for the assignment of a proportionate share of Loans in accordance with syndication procedures (the “Syndication Procedures”) acceptable to each of the Administrative Agent (in its sole discretion), the Fronting Lender (in its sole discretion), the Borrower (in its reasonable discretion) and the Backstop Parties (in their sole discretion). Upon completion of the Syndication, a Schedule 2.03, which shall be prepared by the Lender Advisors and satisfactory to the Required Lenders, shall be delivered to the Administrative Agent, the Fronting Lender and the Borrower, which shall set forth the aggregate principal amount of Term Loans held by each Lender upon closing of the Syndication.

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time elect to voluntarily prepay Term Loans in whole or in part without premium or penalty (but subject to the payment of the Prepayment Premium); provided, that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; and (2) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type (or Types) of Loans and the order of Borrowing (or Borrowings) to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing or other repayment of all of the Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory.

(i) If (1) the Borrower or any Subsidiary Disposes of any property or assets (other than Dispositions expressly contemplated by the Approved Budget or set forth on Schedule 7.04) or (2) any Casualty Event occurs, that results in the realization or receipt by the Borrower or such Subsidiary of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or such Subsidiary of such Net Proceeds an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided that, solely with respect to a Disposition made in reliance on Section 7.04(u), no prepayment will be required under this Section 2.05(b) solely to the extent Liquidity would be less than $50,000,000 after giving effect to such prepayment or would be projected, in the good faith determination of the Borrower, to fall below $50,000,000 at any time during the term of this Agreement.

(ii) If any Loan Party or any Subsidiary incurs or issues any Indebtedness after the Closing Date (other than, in the case of the Borrower or any Subsidiary, Indebtedness permitted under Section 7.02), the Borrower shall cause to be prepaid (subject to the payment of the Prepayment Premium) an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Loan Party or Subsidiary of such Net Proceeds.

(iii) [Reserved].

(iv) [Reserved].

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each then outstanding Term Loans in accordance with the each Lender’s respective Pro Rata Share, subject to clause (vi) of this Section 2.05(b).

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) promptly, and in no event more than three (3) Business Days, following the event giving rise to such mandatory prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (iv) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day prior to the proposed date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter may be retained by the Borrower.

(vii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05.

(c) Prepayment Premium. In the event that, after the Closing Date, the Borrower (x) makes any prepayment of Term Loans (A) in connection with any Repricing Transaction or (B) pursuant to Section 2.05(b)(ii), (y) effects any amendment of this Agreement resulting in a Repricing Transaction or (z) a Change of Control occurs, then the Borrower shall pay to the Administrative Agent, for the ratable account of each Term Lender, (I) in the case of clause (x), a prepayment premium of 15.0% of the amount of the Term Loans being prepaid and (II) in the case of clause (y) or (z), a payment equal to 15.0% of the aggregate amount of the Term Loans outstanding immediately prior to such amendment that have been repriced or Change of Control occurring, (in each case, the “Prepayment Premium”).

Section 2.06. Termination and Reduction of Commitments. On the Closing Date (after giving effect to the funding of the Term Loans to be made on such date), the Term Loan Commitments of each Lender as of the Closing Date will terminate.

Section 2.07. Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Maturity Date the then unpaid principal amount of each Loan of such Lender.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “WSFS Fees” as set forth in the Administrative Agent Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”). The Borrower agrees to pay to the initial Lender that is a signatory to this Agreement on the Closing Date (the “Fronting Lender”), for its own account, a fronting fee in an amount agreed between the Borrower and the Fronting Lender as set forth in that certain letter agreement, dated as of the Closing Date, between the Borrower and the Fronting Lender, which fronting fee shall be earned, due and payable in full on the Closing Date.

(b)

(i) The Borrower agrees to pay to the Administrative Agent, for the ratable account of each of the Lenders on the Closing Date a non-refundable fee equal to 2.0% of the aggregate principal amount of the Term Loan Commitments, which fee shall be earned, due and payable in cash on the Closing Date (the “Commitment Fee”).

(ii) The Borrower agrees to pay to the Administrative Agent, for the account of the funds and/or accounts affiliated with, or managed and/or advised by, the entities set forth on Schedule 2.12(b), on file with the Administrative Agent (the “Backstop Allocation Schedule”, and such entities, together with their respective successors and permitted assignees, or any fronting lender or other funding agent operating on their behalf, the “Backstop Parties”) ratably in accordance with the amounts set forth opposite each such Backstop Party’s name on the Backstop Allocation Schedule, on the Closing Date a non-refundable fee equal to 3.0% of the Term Loan Commitments, which fee shall be earned, due and payable in cash on the Closing Date (the “Backstop Fee”, and, together with the fees provided in Section 2.09(b)(i) above, the “Lender Payments”; the Lender Payments, together with the Administrative Agent Fees, the “Fees”)).

(c) All Lender Payments shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Lender Payments shall be refundable under any circumstances.

Section 2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans determined by reference to clause (b) of the definition of “Base Rate” shall, in each case, be made on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) days in a leap year), and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent (acting at the direction of the Required Lenders) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) [Reserved].

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Except as otherwise provided herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments.

Subject to Section 2.05(b)(vi), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any of its Subsidiaries (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14. Super Priority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations. The priority of the Administrative Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the DIP Orders. Subject to the terms of the DIP Order, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Recipient under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Withholding Agent shall be required by any Laws to deduct any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall be entitled to make such deductions, (ii) the applicable Withholding Agent shall pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable Laws, (iii) as soon as practicable after the date of such payment, the Borrower shall furnish to the

Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) and (iv) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower and Guarantors agree to pay any and all present or future stamp, court or documentary, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 10.13) that are Other Connection Taxes (hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agrees to indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) payable by such Recipient, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in the rate of, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(d)) becomes obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(2) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or Administrative Agent) on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) properly completed and duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two (2) properly completed and duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B) two (2) properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) two (2) duly completed and properly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), or

(D) if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

(3) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) properly completed and duly executed originals of any other form prescribed by applicable Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law (including the Treasury Regulations) to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent (acting at the direction of the Required Lenders) such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent (acting at the direction of the Required Lenders) as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts in the future and would not, in the sole good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(f) If any Recipient determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to promptly repay to such Recipient the amount paid over to it pursuant to the above provisions of this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such Recipient is required to repay such refund to the relevant Governmental Authority. This Section 3.01(f) shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) The Administrative Agent, and any sub-agent and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as it reasonably requests) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) two (2) properly completed and duly executed originals of IRS Form W-9 (or any successor form). The Administrative Agent hereby represents and warrants to the Loan Parties that it is a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii).

(h) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Illegality.

If any Lender determines in good faith in its reasonable discretion that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or to determine or charge interest rates based upon Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates.

(a) If in connection with any request for a Loan or a conversion to or continuation thereof that (i) the Administrative Agent (acting at the direction of the Required Lenders) determines that adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan (including because the Term SOFR Reference Rate is not available or published on a current basis), or (ii) the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Term SOFR component of the Base Rate, the utilization of the Adjusted Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (acting at the direction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-based rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the revival or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03 or pursuant to the definition of “Benchmark Replacement” and “Benchmark Replacement Adjustment”.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, any Term SOFR Loan shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Indemnified Taxes indemnifiable under Section 3.01 and (ii) Excluded Taxes); or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, to the extent such compensation is sought from similarly situated Borrower.

(b) Capital Requirements. If any Lender determines in good faith in its reasonable discretion that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, to the extent such compensation is sought from similarly situated borrowers, the Borrower, upon request of such Lender will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.05. Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Except with respect to any requests for compensation or indemnification under Section 3.01 (requests for which shall be governed by Section 3.01(c)), any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Failure or delay on the part of any Lender to demand compensation pursuant to Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day (or days) of the then current Interest Period (or Interest Periods) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day (or days) of the next succeeding Interest Period (or Interest Periods) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, a Lender.

ARTICLE IV

Conditions Precedent to Borrowings

Section 4.01. Conditions Precedent to Effectiveness of this Agreement and Funding the Term Loans. The effectiveness of this Agreement and the obligations of each Lender to make Term Loans on the Closing Date is subject to the satisfaction or waiver by the Required Lenders in their respective sole discretion and, with respect to any condition affecting the rights and duties of the Administrative Agent, the Administrative Agent, any which waiver by the Required Lenders and the satisfaction of the Required Lenders, with any document described in this Section 4.01, as applicable, which may be communicated via an email from each of the Lender Advisors, of the following conditions:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party (to the extent a Loan Party is party thereto), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders):

(i) executed counterparts of this Agreement;

(ii) an original Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) executed counterparts of the Administrative Agent Fee Letter;

(iv) [reserved];

(v) a Committed Loan Notice signed by a Responsible Officer of the Borrower as required by Section 2.02, which shall include the Flow of Funds Statements as an attachment thereto;

(vi) a certificate signed by a Responsible Officer of each Loan Party dated the Closing Date and certifying:

(A) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(B) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(C) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (D) below,

(D) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(F) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(vii) [reserved].

(b) At least two (2) Business Days prior to the Closing Date, each of the Agents and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by such Agent or Lender at least three (3) Business Days prior to such date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(c) The Borrower shall have paid (or shall have caused to be paid) all fees and out-of-pocket costs and expenses of (i) the Administrative Agent (including the reasonable and documented fees and expenses of ArentFox Schiff, LLP, as counsel to the Administrative Agent) and (ii) the Lenders (including the reasonable and documented fees and expenses of the Lender Advisors), in each case, that have been invoiced on or prior to the Closing Date.

(d) The Lenders and the Administrative Agent shall have received the Initial Budget.

(e) (i) The Bankruptcy Court shall have entered the Interim Order, no later than five (5) Business Days after the Petition Date, and such order shall be in form and substance satisfactory to the Required Lenders (which satisfaction may be communicated via an email from the Lender Advisors) (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent), be in full force and effect, and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Required Lenders (which consent may be communicated via an email from each of the Lender Advisors, as applicable) (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent); (ii) the Administrative Agent and the Lenders shall have received drafts of the “first day” pleadings for the Chapter 11 Cases, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (which satisfaction may be communicated via an email from the Lender Advisors), not later than a reasonable time in advance of the Petition Date for the Administrative Agent’s and Lenders’ counsel to review and analyze the same; (iii) all motions, orders (including the First Day Orders) and other documents to be filed with or submitted to the Bankruptcy Court on the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (which satisfaction may be communicated via an email from the Lender Advisors); and (iv) all First Day Orders shall have been approved and entered by the Bankruptcy Court except as otherwise reasonably agreed by the Required Lenders (which agreement may be communicated via an email from each of the Lender Advisors)

(f) The Prepetition Agent and the Prepetition Lenders shall have consented to the use of collateral or received adequate protection (if applicable) in respect of the liens securing their respective obligations pursuant to the Interim Order.

(g) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the Closing Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects.

(h) As of the Closing Date, no Event of Default or Default shall have occurred and be continuing.

(i) The RSA shall be in full force and effect and no material default by any party shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

(j) After due inquiry, each Loan Party is unaware of any ongoing or continuing fraudulent activities in connection with its business.

(k) The Borrower and the Administrative Agent shall have established the DIP Account.

Section 4.02. [Reserved].

Section 4.03. Conditions Precedent to each DIP Account Withdrawal. Any DIP Account Withdrawal after the Closing Date is subject to the satisfaction or waiver by the Required Lenders of the following conditions precedent:

(a) The Interim Order or, after entry thereof, the Final Order, shall be in full force and effect and it shall not have been vacated, stayed, reversed, modified or amended, in whole or in any part, without the Required Lenders’ written consent (which consent may be communicated via an email from the Lender Advisors).

(b) The Administrative Agent (for distribution to the Lenders and the Lender Advisors) shall have received an executed DIP Account Withdrawal Notice, executed by the Borrower requesting the proposed DIP Account Withdrawal thereunder by no later than 2:00 p.m. two (2) Business Days prior to the proposed DIP Account Withdrawal Date.

(c) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the DIP Account Withdrawal Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects.

(d) no Event of Default or Default shall have occurred and be continuing as of the DIP Account Withdrawal Date.

(e) No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders).

(f) The Loan Parties shall be in compliance in all material respects with each First Day Order and Second Day Order then in effect.

(g) After due inquiry, each Loan Party is unaware of any ongoing or continuing fraudulent activities in connection with its business.

(h) The RSA shall be in full force and effect and no material default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof.

(i) The Loan Parties shall be in compliance with the Approved Budget in all respects (other than immaterial line-item variances) and the proceeds of the Loans shall be used as set forth in the Approved Budget (in each case, subject to the Permitted Variances).

(j) The Borrower shall be in compliance in all respects with the Milestones.

Upon receipt of the DIP Account Withdrawal Notice and satisfaction of the conditions set forth in Article IV, the Administrative Agent shall promptly release such funds subject to such DIP Account Withdrawal by 2:00 p.m. on the applicable DIP Account Withdrawal Date; provided that, if the Required Lenders determine (which determination may be communicated via an email from each of the Lender Advisors) that the Borrower has failed to satisfy the conditions precedent set forth in this Section 4.03 for a DIP Account Withdrawal Notice and so advise the Administrative Agent in writing (directly or through the Lender Advisors) prior to the Administrative Agent disbursing the DIP Account Withdrawal, the Administrative Agent shall decline to authorize such DIP Account Withdrawal and shall communicate the same to the Borrower.

On any date on which the Loans shall have been accelerated, any amounts remaining in the DIP Account, as the case may be, may be applied by the Administrative Agent to reduce the Loans then outstanding, in accordance with Section 8.03. None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the DIP Account upon the occurrence and during the continuance of any Default or Event of Default.

The acceptance by the Borrower of the Loans or proceeds of a DIP Account Withdrawal shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Sections 4.01 and 4.03, as applicable, shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Loan or DIP Account Withdrawal (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Agents, any Lender or other Secured Party of the provisions of this Article IV on such occasion or on any future occasion or operate as a waiver of (i) the right of the Administrative Agent and the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of any Agent or any Lender as a result of any such failure of the Loan Parties to comply.

ARTICLE V

Representations and Warranties

Each of the Loan Parties represents and warrants to each of the Agents and the Lenders, on the Closing Date and on each DIP Account Withdrawal Date, that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) subject to any restriction on the account of the Parent Entity’s, the Borrower’s or any Subsidiary’s status as a “debtor” under the U.S. Bankruptcy Code, has all requisite power and authority to own or lease its assets and carry on its business as currently conducted, (c) subject to the entry of the DIP Order and the terms thereof, has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (d) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (e) is in compliance with all Laws, orders, writs and injunctions and (f) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b) (other than with respect to the Borrower), (d) (other than with respect to the Borrower), (e) or (f), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. Subject to the entry of the DIP Order and the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) (x) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any agreement to which such Person is a party; or (iii) violate any Law applicable to the Parent Entity, the Borrower or any Subsidiary; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. Subject to the entry of the DIP Order and the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by the DIP Order or (c) the perfection or maintenance of the Liens created under the DIP Order (including the priority thereof), except for (i) [reserved], (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (iv) the entry of the DIP Order.

Section 5.04. Binding Effect.

Subject to the entry of the DIP Order and the terms thereof, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws and by general principles of equity, (b) [reserved] and (c) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. Except for the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. FCC Licenses and Matters.

(a) The Borrower and its Subsidiaries hold the FCC Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.07(a) hereto contains a list showing each Station and the holder of the FCC License for each Station as of the Closing Date. As of the Closing Date, each FCC License set forth on Schedule 5.07(a) is valid and in full force and effect and the FCC has renewed each such FCC License for a full license term.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no condition imposed by the FCC as part of any FCC License, other than conditions either set forth on the face thereof as issued by the FCC, contained in the rules and regulations of the FCC or the Communications Act of 1934 (as amended, the “Communications Act”), or applicable generally to stations of the type, nature, class or location of the Station in question. Each Station has been and is being operated in accordance with the terms, conditions and requirements of the FCC Licenses applicable to it and the rules, orders, regulations and other applicable requirements of the FCC and the Communications Act (including, without limitation, the FCC’s rules, regulations and published policies relating to the operation of transmitting and studio equipment) (collectively, the “Communications Laws”), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No proceedings are pending or, to the knowledge of the Borrower or any of its Subsidiaries, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to any Station or its operations, other than any matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and proceedings affecting the radio broadcasting industry in general.

(d) All reports, applications and other documents required to be filed by the Borrower and its Subsidiaries with the FCC with respect to the Stations and the Transactions have been timely filed, and all such reports, applications and documents are true, correct and complete in all respects, except where the failure to make such timely filing or any inaccuracy therein would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has knowledge of any matters that would reasonably be expected to result in the suspension or revocation of or the refusal to renew any of the FCC Licenses for the Stations or the imposition on the Borrower or any of its Subsidiaries of any material fines or forfeitures by the FCC, or which would reasonably be expected to result in the suspension, revocation, rescission, reversal or materially adverse modification of any Station’s authorization to operate as currently authorized under the rules and regulations of the FCC and the Communications Act.

(e) Neither the Borrower nor any of its Subsidiaries has knowledge of any matters that would reasonably be expected to result in (i) the suspension or revocation of or the refusal to renew any of the FCC Licenses, (ii) the imposition on the Borrower or any of its Subsidiaries of any material fines or forfeitures by the FCC or (iii) the suspension, revocation, rescission, reversal or modification of any Station’s authorization to operate as authorized as of the date this representation is made under the rules and regulations of the FCC and the Communications Act, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) There are no unsatisfied or otherwise outstanding citations or other notices issued by the FCC with respect to any Station or its operations that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good, sufficient and record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (iii) Permitted Liens and (iv) where the failure to so have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Environmental Compliance.

(a) To the knowledge of the Loan Parties, there are no claims, actions, suits, or proceedings against the Borrower or any of its Subsidiaries alleging liability or responsibility for violation of, or otherwise relating to, any Environmental Law, and there is no Environmental Liability, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Loan Parties, the Loan Parties and their Subsidiaries are in compliance with all Environmental Laws applicable to the Real Property currently owned, leased, licensed or operated by the Loan Parties and their Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) attached as Schedule 5.09(b) is a list of all underground or aboveground storage tanks owned by any Loan Party or any of its Subsidiaries in which Hazardous Materials are being or have been treated, stored or disposed on any Real Property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and (ii) to the knowledge of the Loan Parties, the Loan Parties and their Subsidiaries have not received any written notice of any violation of any Hazardous Materials laws which has not been cured nor written notice of any suits, actions or other legal proceedings arising out of or related to any Hazardous Materials law with respect to the Real Property currently owned by or caused by Loan Party or its Subsidiaries or which are pending or threatened in writing before any court, agency or government authority; and (iii) except as set forth on Schedule 5.09(b), to the knowledge of the Loan Parties, there has not been any Hazardous Materials release, discharge or disposal that has not been remediated by any Person on any property currently owned by any Loan Party or any of its Subsidiaries or caused by any Loan Party or any of its Subsidiaries on any property leased or operated by any Loan Party or any of its Subsidiaries.

(d) To the knowledge of the Loan Parties or as otherwise set forth in Schedule 5.09(b), the owned real property or personal property of the Loan Parties and their Subsidiaries located at any of the Real Property owned, leased or operated by the Loan Parties and their Subsidiaries does not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) require remedial action under Environmental Laws, which violations or remedial actions, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) To the knowledge of the Loan Parties or as otherwise set forth in Schedule 5.09(b), all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Real Property currently owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) [Reserved].

Section 5.10. Taxes. Except (i) pursuant to an order of the Bankruptcy Court or pursuant to the U.S. Bankruptcy Code or (ii) as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each of the Loan Parties and each of their Subsidiaries has filed all Tax returns required to be filed, and has paid all Taxes required to be paid by it, that are due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) none of any Loan Party, any Subsidiary or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) none of any Loan Party, any Subsidiary or any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The Foreign Plans of the Loan Parties and the Subsidiaries are in compliance with the requirements of any Law applicable in the jurisdiction in which the relevant Foreign Plan is maintained, in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), no Loan Party has any Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except Permitted Liens. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary and (b) set forth the ownership interest of the Borrower and any Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged in, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (“Margin Stock”)), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for the purpose of purchasing or carrying Margin Stock or any purpose that violates Regulation U.

(b) None of the Loan Parties or any of the Subsidiaries of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure.

(a) The reports, financial statements, certificates and other written information (including, without limitation, any financial statements or other reports delivered pursuant to the terms of the DIP Order and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries) (other than as set forth below and other than information of a general economic or industry nature) (a) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and (b) furnished by or on behalf of any Loan Party to any Agent or any Lender under this Agreement or any other Loan Document, when taken as a whole, are true and correct in all material respects; provided, that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.

Section 5.15. OFAC, Patriot Act and Anti-Terrorism Laws.

(a) None of the Borrower, any of its Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower or any of its Subsidiaries, any employees or agents of the Borrower or any directors, officers, employees or agents of any Subsidiary of the Borrower, is a Person that is, or is owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by Persons that are, (i) the subject of Sanctions, (ii) in violation of any applicable requirement of Law relating to Sanctions, or (iii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, currently including (as of the Amendment No. 7 Effective Date) the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria.

(b) The Borrower and each of its Subsidiaries is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended, the “USA Patriot Act”), and OFAC.

(c) None of the Loan Parties (i) is a blocked person described in Section 1.1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, is in violation of the Anti-Terrorism Order.

Section 5.16. Intellectual Property, Licenses, Etc.. Each of the Loan Parties and their Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in connection with and reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to so own, license or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. No IP Rights and, to the Loan Parties’ knowledge, no advertising, product, process, method, substance, part or other material, in each case used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Loan Party owns all such Loan Party’s IP Rights, and any registrations included in such IP Rights are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.17. [Reserved].

Section 5.18. FCPA. No Loan Party or any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower or any of its Subsidiaries acting in his/her capacity as such, has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Borrower and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.19. Security Interest.

(a) Subject to the entry thereof, the DIP Order creates in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in and Lien on the Collateral described therein and proceeds thereof, which security interest and Lien shall be valid and perfected as of the Closing Date by entry of the DIP Order with respect to each Loan Party and which shall constitute a continuing security interest and Lien on the Collateral having priority over all other security interests and Liens on the Collateral and securing all the Obligations, other than as set forth in the DIP Order. The Collateral Agent and Lenders shall not be required to file or record any financing statements, mortgages, notices of Lien or similar instruments, in any jurisdiction or filing office or to take any other action in order to validate, perfect or establish the priority of the security interest and Lien granted pursuant to the DIP Order.

(b) Pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code, the Obligations of the Loan Parties shall at all times constitute allowed senior administrative expenses against each of the Loan Parties in the Chapter 11 Cases (without the need to file any proof of claim or request for payment of administrative expense), with priority over any and all other administrative expenses, adequate protection claims, diminution claims and all other claims against the Loan Parties, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the U.S. Bankruptcy Code, and over any and all other administrative expense claims arising under Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the U.S. Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, which allowed claims shall for purposes of Section 1129(a)(9)(A) of the U.S. Bankruptcy Code be considered administrative expenses allowed under Section 503(b) of the U.S. Bankruptcy Code, and which shall be payable from and have recourse to all pre- and post-petition property of the Loan Parties and their estates and all proceeds thereof other than as set forth in the DIP Order.

(c) Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 5.20. Use of Proceeds.

(a) The Loan Parties shall use the proceeds of the Loans to (i) pay fees, interest and other amounts payable under this Agreement, (ii) provide working capital for, and for other general corporate purposes of, the Borrower and its Subsidiaries, including for funding and payment of any Adequate Protection Payments and (iii) maintain operational Liquidity, in each case of clauses (i)-(iii), in accordance with, and subject to, the DIP Order and the Approved Budget (subject to any Permitted Variance).

(b) No proceeds of the Loans will be used in violation of OFAC or the other Sanctions by (i) the Borrower or any of its Subsidiaries or (ii) to the Borrower’s knowledge as of the time of the applicable Loan, any other Person.

Section 5.21. Bankruptcy Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof was given. Proper notice was also provided for (x) the motion seeking approval of the Loan Documents pursuant to the DIP Order and (y) the hearing for the approval of the DIP Order.

(b) After entry of the Interim Order (and the Final Order when applicable) and pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, (i) encumbered by no Liens other than Permitted Liens and (ii) prior and superior to any other Person or Lien pursuant to Section 364(d)(1) of the Bankruptcy Code, in each case, other than as set forth in, and subject to the priorities set forth in, the Interim Order or the Final Order, as applicable (with respect to specified property of the estate, with respect to which the Obligation shall have a junior lien pursuant to Section 364(c)(3) of the Bankruptcy Code).

(c) The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without the Administrative Agent and Required Lenders’ consent (which consent of the Required Lenders may be communicated via an email from the Lender Advisors).

(d) A true and complete copy of the initial budget, as agreed to with the Required Lenders as of the Closing Date, is attached as Schedule 5.21(d) hereto (the “Initial Budget”).

(e) A true and complete copy of the , as agreed to with the Required Lenders as of the Closing Date, is attached as Schedule 5.21(d) hereto (the “Initial Budget”).

ARTICLE VI

Affirmative Covenants

Each of the Loan Parties covenants and agrees with each Lender that, until the Discharge of DIP Obligations has occurred, unless the Required Lenders shall otherwise consent in writing, each of the Loan Parties will, and will cause each of the Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2023), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Grant Thornton, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (an “Accounting Opinion”).

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending on March 31, 2024), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) As soon as available, but in any event not later than the fifteenth (15th) day after the end of each month following the Closing Date, the unaudited consolidated results of operations (including monthly segment reports in form and substance reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and unaudited consolidated balance sheet for the Borrower and its Subsidiaries as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02 (a), (b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto, at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (including without limitation the EDGAR website of the SEC), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

In the event that the rules and regulations of the SEC (including Rule 3-10 of Regulation S-X) permit (or if such rules and regulations do not apply, would permit if such rules and regulations did apply) the Borrower or any direct or indirect parent of the Borrower to report at such parent entity’s level on a consolidated basis, the Borrower may satisfy its obligations under this covenant by furnishing financial information and reports relating to such parent, provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and the Subsidiaries of the Borrower on a stand-alone basis, on the other hand.

Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) concurrently with any delivery of financial statements under Sections 6.01(a), (b) or (c) above, a certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 6.02 or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements, registration statements and, to the extent requested by Administrative Agent or Required Lender, other materials filed by the Borrower or any Subsidiary with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) [reserved];

(d) promptly, (x) such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;

(e) at the request of the Lender Advisors, (x) a report containing a summary of accounts payable and aging and (y) a report containing a summary of any Lien(s) (other than Permitted Liens) on any property of the Borrower or any of its Subsidiaries; and

(f) deliver to the Administrative Agent and the Lender Advisors copies of all monthly reports, projections or other written information with respect to each of the Loan Parties’ business or financial condition or prospects (as well as all pleadings, motions, applications and judicial information) filed by or on behalf of the Borrower with the Bankruptcy Court or provided by or to or any monitor or interim receiver, if any, appointed in any Chapter 11 Case, at the time such document is filed with the Bankruptcy Court or provided by or to or any monitor or interim receiver, if any, appointed in any Chapter 11 Case, as applicable; provided, however, that such reports, projections, or other written information required to be delivered pursuant to this clause (f) shall be deemed delivered to the Administrative Agent and the Lender Advisors for purposes of this Agreement when such reports, projections or other written information is filed with the Bankruptcy Court.

The Loan Parties hereby acknowledge that (a) the Agents will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03. Notices.

(a) Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent of (i) the occurrence of any Default; (ii) the occurrence of any ERISA Event; (iii) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (iv) any other matter that has resulted or would reasonably be expected to result in a Material Adverse Effect. Each notice pursuant to this clause (a) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto and shall be made available to the Lenders by the Administrative Agent.

(b) The Borrower shall furnish to the Administrative Agent promptly after a Responsible Officer of a Loan Party has obtained knowledge of the issuance, filing or receipt thereof, (A) copies of any order or notice of the FCC or any other Governmental Authority which designates any FCC License for a Station, or any application therefor, for a hearing before an administrative law judge or which refuses renewal or extension thereof, or revokes or suspends the authority of the Borrower or any of its Subsidiaries to operate a full-power broadcast radio station, (B) any citation, notice of violation or order to show cause issued by the FCC or other Governmental Authority or any complaint filed by or with the FCC or other Governmental Authority, or any petition to deny or other objection to any application, in each case with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (C) a copy of any notice or application to the FCC by the Borrower or any of its Subsidiaries requesting authority to cease broadcasting on any broadcast radio station for any period in excess of thirty (30) days.

Section 6.04. Payment of Taxes. Subject to the U.S. Bankruptcy Code, the terms of the DIP Order and any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that would result in a violation of any applicable law, including the U.S. Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payment), pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or in respect of its property, except, in each case, (a) to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence except (x) in a transaction permitted by Section 7.04 and (y) any Subsidiary may merge or consolidate with any other Subsidiary; provided, that Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries; and

(b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or clause (y) of this Section 6.05.

Section 6.06. Maintenance of Properties. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to the extent not permitted by the DIP Order, (a) maintain, preserve and protect all of its Real Property and tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08. Compliance with Laws. Subject to the DIP Order, comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including any order of the Bankruptcy Court), except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the business of the Loan Parties or a Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent, the Collateral Agent and each Lender, at the Borrower’s reasonable expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its senior officers, and independent public accountants, in each case, subject to applicable legal privileges and requirements of confidentiality, including requirements imposed by Law or by contract, all at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, the Borrower shall have the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11. Additional Subsidiary; Further Assurances. If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary becomes a Debtor under the Chapter 11 Cases, within five (5) Business Days after the date such Subsidiary becomes a Debtor under the Chapter 11 Cases (or such longer period as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its reasonable discretion), notify the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary. The Borrower shall and shall cause the Guarantors to take any and all actions reasonably requested by the Administrative Agent or Required Lenders that they deem necessary or advisable to obtain or maintain a valid and perfected Lien with respect to the Collateral, all at the expense of the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Subsidiary of any Debtor that is not a Debtor shall be required to become a Guarantor or Loan Party under the Loan Documents.

Section 6.12. Compliance with Environmental Laws. Subject to the DIP Order and except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its Real Property to comply, with all applicable Environmental Laws and Environmental Permits, (b) obtain and timely renew all Environmental Permits necessary for its operations and properties, and (c) to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected Real Property, in accordance with the requirements of all Environmental Laws.

Section 6.13. [Reserved].

Section 6.14. [Reserved].

Section 6.15. [Reserved].

Section 6.16. Use of Proceeds. All proceeds of the Loans shall be used by the Loan Parties at any time for any of the permitted purposes described under Section 5.20, or for any other purpose permitted under the DIP Order or as set forth in the Approved Budget, in each case, not in contravention of any Law (including Anti-Corruption Laws, the Sanctions and OFAC).

Section 6.17. Ratings. The Borrower will use reasonable best efforts to obtain from Moody’s and S&P (i) ratings for the Term Loans and (ii) corporate credit ratings and corporate family ratings in respect of the Borrower (it being understood that, in each case, the Borrower shall not be required to obtain a specific rating) on or prior to the date that is 30 days after the Petition Date.

Section 6.18. Weekly Calls; Status Update Calls; Advisor Materials.

(a) At the request of the Lender Advisors, cause PJT to participate in weekly calls between the Lender Advisors and PJT at times reasonably agreed upon by the Lender Advisors and PJT;

(b) At the request of the Lender Advisors, on the Friday of the third full calendar week of each calendar month from and after the Petition Date through the Maturity Date, the Borrower shall hold a meeting (at a mutually agreeable location and time or telephonically) with management of the Borrower and the Lender Advisors, which meeting, at the discretion of the Lender Advisors, may include Lenders; provided, that the Lender Advisors shall (i) communicate the participants to the Borrower in advance of such call or meeting and (ii) provide an agenda in advance of such call or meeting (which exercise of discretion may be communicated via an email from either of the Lender Advisors) regarding the financial results, operations, compliance of the Loan Parties and developments in the Chapter 11 Cases. in each case, subject to applicable legal privileges and requirements of confidentiality, including requirements imposed by Law or by contract; provided, that any such meeting may be combined with such telephone conference outlined in Section 6.18(a) hereof; and

(c) At the request of the Lender Advisors, provide the Lender Advisors with any backup models, analysis or other materials reasonably requested by the Lender Advisors to monitor the financial and operating performance of the business.

Section 6.19. FCC Matters. At all times maintain the FCC Licenses and all other licenses, permits, permissions and other authorizations used or necessary to operate the Stations as operated from time to time by the Borrower and its Subsidiaries, except to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.20. Compliance with Anti-Corruption Laws and Sanctions. Implement and maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by such Loan Party, its respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruptions Laws and applicable Sanctions.

Section 6.21. Cash Management. Maintain the cash management of the Loan Parties in accordance in all material respects with the Cash Management Order.

Section 6.22. Budget Covenant. (A) Comply with the budget reporting requirements set forth in the DIP Order and (B) comply with the Approved Budget (subject to Permitted Variances), each in accordance with the terms of the DIP Order.

Section 6.23. Milestones. By the times and dates set forth below (as any such time and date may be extended with the consent of the Administrative Agent (acting at the direction of the Required Lenders)) cause the following to occur (each, a “Milestone” and collectively, the “Milestones”):

(a) by the date that is no later than three (3) calendar days after the Petition Date, the Debtors shall obtain entry of the Interim Order;

(b) by the date that is no later than the date that is the earlier of (a) forty-five (45) calendar days after the Petition Date and (b) entry of the Confirmation Order, the Bankruptcy Court shall have entered the Final Order;

(c) by the date that is no later than the date that is forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

(d) by the date that is no later than the date that is sixty (60) calendar days after the Petition Date, the effective date of an Acceptable Plan shall have occurred; provided, that in the event that the condition precedent to effectiveness of an Acceptable Plan relating to receipt of applicable regulatory approvals, including that of the FCC, has not yet been satisfied, then at the Debtors’ option, the foregoing Milestone shall be automatically extended to the date that is one hundred eighty (180) calendar days after the Bankruptcy Court shall have entered the Confirmation Order.

Section 6.24. Debtor-in-Possession Obligations. Comply in all material respects in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court. Give, on a timely basis as specified in the applicable DIP Order, all notices required to be given to all parties specified in such DIP Order.

Section 6.25. Additional Bankruptcy Matters Subject to any limitations imposed by orders of the Bankruptcy Court and/or applicable law, promptly provide the Administrative Agent, the Lenders and the Lender Advisors with updates of any material developments in connection with the Loan Parties’ reorganization efforts under the Chapter 11 Cases, whether in connection with the sale of all or substantially all of the Borrower’s and its Subsidiaries’ consolidated assets, the marketing of any Loan Parties’ assets, the formulation of bidding procedures, an auction plan, and documents related thereto, or otherwise.

ARTICLE VII

Negative Covenants

Each of the Loan parties covenants and agrees with each Lender that, until the Discharge of DIP Obligations has occurred, unless the Required Lenders shall otherwise consent in writing, each of the Loan Parties shall not, and shall not permit any of the Subsidiaries to:

Section 7.01. Liens.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any obligation or any related guarantee, on any asset or property of the Borrower or any of its Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom, other than the following (“Permitted Liens”):

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and consistent with past practice;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business and consistent with past practice;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of Real Property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties (unless arising from negotiated settlements with Governmental Authorities in lieu of condemnation) or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) of Section 7.02(b); provided, that such Liens extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions or accessions thereto and any income or profits therefrom;

(7) Liens existing on the Closing Date listed on Schedule 7.01(b); provided, that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(8) [reserved];

(9) Liens on property at the time the Borrower or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of its Subsidiaries;

(10) Liens securing Indebtedness or other obligations of (A) any Loan Party owing to another Loan Party or (B) any Non-Guarantor Subsidiary owing to any other Non-Guarantor Subsidiary;

(11) [reserved];

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, in each case in the ordinary course of business and consistent with past practice;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and consistent with past practice and (b) with respect to any leasehold interest held by the Borrower or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder and any Lien granted by any lessor, in the case of each of clauses (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;

(15) [reserved];

(16) Liens on equipment of the Borrower or any of its Subsidiaries granted in the ordinary course of business and consistent with past practices;

(17) Liens on accounts receivable and related assets granted or arising in connection with the Receivables Facility, including liens granted on all the assets of the Receivables Subsidiary, that in the good faith determination of the Borrower, are necessary or advisable to effect the Receivables Facility, and liens on the equity interests in the Receivables Subsidiary in favor of the AR Facility Agent;

(18) Liens on cash collateral provided to secure Indebtedness incurred in reliance on Section 7.02(b)(6);

(19) deposits made in the ordinary course of business and consistent with past practice to secure liability to insurance carriers;

(20) other Liens securing obligations which do not exceed $3,000,000 in aggregate principal amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and consistent with past practice;

(23) Liens (i) of a collection bank arising under Section 4-208 or 4-210 (as applicable) of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 7.02; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and consistent with past practices and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practice of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

(27) Liens pursuant to any Loan Document (as defined under the Prepetition Credit Agreement) existing as of the Closing Date;

(28) Liens on insurance proceeds securing obligations incurred pursuant to Section 7.02(b)(16)(i), solely to the extent such insurance proceeds arise from insurance policies whose insurance premiums are financed pursuant to Section 7.02(b)(16)(i), in an aggregate amount not to exceed at any one time outstanding the lesser of (x) the aggregate unpaid principal amount of such obligations incurred pursuant to Section 7.02(b)(16)(i) and (y) $5,000,000;

(29) [reserved];

(30) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business and consistent with past practice;

(33) Liens incurred to secure cash management services (including corporate credit card obligations) or to implement cash pooling arrangements in the ordinary course of business and consistent with past practice;

(34) any Lien securing the DIP Obligations pursuant to the DIP Order; and

(35) Adequate Protection Liens.

Section 7.02. Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock or Preferred Stock.

(b) The provisions of Section 7.02(a) hereof shall not apply to:

(1) Indebtedness of any Loan Party under the Loan Documents;

(2) Indebtedness outstanding on the Petition Date in respect of the Prepetition Credit Agreement;

(3) Indebtedness of the Borrower or any of its Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) and (2)) listed on Schedule 7.02(b);

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Borrower or any of its Subsidiaries, to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in each case, in accordance with the Approved Budget (subject to any Permitted Variances);

(5) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business and consistent with past practices, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising in connection with letters of credit issued after the Closing Date in the ordinary course of business and consistent with past practice;

(7) Indebtedness of the Borrower to a Subsidiary or a Subsidiary to the Borrower or another Subsidiary; provided, that (i) any such Indebtedness owing by a Loan Party to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Obligations and (ii) any such Indebtedness incurred shall be subject to Section 7.06; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Subsidiary ceasing to be a Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) [reserved];

(9) Indebtedness of any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes and in ordinary course of business and consistent with past practice;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practice;

(11) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $3,000,000;

(12) [reserved];

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business and consistent with past practice, provided, that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

(14) (A) any guarantee by the Borrower or a Subsidiary of Indebtedness or other obligations of any Subsidiary so long as the incurrence of such Indebtedness incurred by such Subsidiary is permitted under the terms of this Agreement and, in the case of the guarantee by a Loan Party of Indebtedness of any Non-Guarantor Subsidiary, only to the extent that the related Investment is permitted, or (B) any guarantee by a Subsidiary of Indebtedness of the Borrower;

(15) [reserved];

(16) Indebtedness of the Borrower or any of its Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business and consistent with past practice;

(17) [reserved];

(18) Indebtedness incurred pursuant to the Receivables Facility, together with any interest, yield, fees, expenses or other substantially similar obligations arising with respect thereto;

(19) [reserved];

(20) [reserved];

(21) Indebtedness of the Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities (including corporate credit card obligations) with respect to the Borrower, any Subsidiary or joint venture in the ordinary course of business and consistent with past practice; and

(22) Adequate Protection Claims.

(c) For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (23) of Section 7.02(b) above or is entitled to be incurred pursuant to Section 7.02(a) hereof, the Borrower, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that, the Indebtedness described in (i) Section 7.02(b)(2) shall only be permitted pursuant to such Section 7.02(b)(2) and no other clause of this Section 7.02 and (ii) Section 7.02(b)(18) shall only be permitted pursuant to such Section 7.02(b)(18) and no other clause of this Section 7.02.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed (whichever is lower), in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this Section 7.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary contained in this Section 7.02, the Borrower will not, and will not permit any Loan Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Loan Party, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the applicable Loan Party.

For the purposes of this Agreement, (a) Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and (b) Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 7.03. Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that any Loan Party (other than the Borrower) may merge or consolidate with (or Dispose of all or substantially all of its assets to) the Borrower or any other Loan Party.

Section 7.04. Dispositions. The Borrower shall not, and shall not permit any of its Subsidiaries to, consummate any Disposition, except:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets no longer used or useful in the business of the Borrower and the Subsidiaries in the reasonable opinion of the Borrower, in each case, in the ordinary course of business or any disposition or transfer of inventory or goods (or other assets) held for sale in the ordinary course of business and consistent with past practice;

(b) the disposition of all or substantially all of the assets of any Subsidiary in a manner permitted pursuant to Section 7.03;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05 or any Permitted Investment;

(d) the Disposition of assets described in Schedule 7.04;

(e) any disposition of property or assets or issuance of securities by a Subsidiary to the Borrower or by the Borrower or a Subsidiary to another Subsidiary; provided, that any transfer from a Loan Party shall be to another Loan Party;

(f) [reserved];

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business and consistent with past practice;

(h) [reserved];

(i) foreclosures on assets or Dispositions of assets required by Law, governmental regulation or any Governmental Authority;

(j) sales and contributions of accounts receivable, or participations therein, and related assets in connection with the Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect the Receivables Facility;

(k) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by the Borrower or any of its Subsidiaries after the Closing Date;

(l) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business and consistent with past practice (other than exclusive, world-wide licenses that are longer than three (3) years);

(m) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(o) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) the granting of Permitted Liens;

(s) Dispositions constituting the rejection or abandonment of any lease or contract in accordance with the U.S. Bankruptcy Code and any order of the Bankruptcy Court; and

(t) Dispositions with respect to which the Borrower or any Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of and 100% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which the Borrower and all such Subsidiaries have been validly released shall be deemed to be cash for purposes of this provision and for no other purpose.

(u) The Disposition of Equity Interests of Broadcast Music, Inc. (“BMI”) owned by the Loan Parties on the Closing Date, which Disposition is required by the terms of the agreements of the joint venture parties in connection with the sale of BMI to a third party.

Section 7.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower, or (y) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of: (x) Indebtedness permitted under Section 7.02(b)(7); or (y) Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), except as follows:

(a) the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement as if it were and is deemed at such time to be a Restricted Payment at the time of such notice; and

(b) for any taxable period in which the taxable income of the Borrower and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the payment of any dividend or distribution to the Borrower or such direct or indirect parent sufficient to permit the Borrower or such direct or indirect parent to pay taxes with respect to such Tax Group; provided, the amount of any such dividend or distribution shall not exceed the tax liabilities that the Borrower and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Borrower or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (b)).

Section 7.06. Investments. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly make an Investment other than any Permitted Investment.

Section 7.07. Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $100,000 unless such Affiliate Transaction is (i) otherwise permitted under this Agreement, (ii) on terms that are not materially less favorable to the Borrower or such Subsidiary than those that would have been obtained in a comparable transaction by such Person with an unrelated Person on an arm’s-length basis and (iii) is approved by a majority of the board of directors (or equivalent body) of the Borrower.

(b) The foregoing provisions will not apply to the following:

(1) transactions between or among the Borrower or any other Loan Party (or any Person that becomes a Loan Party as a result of, or in connection with, such transaction, so long as neither such Person nor the selling entity was an Affiliate of the Borrower or any other Loan Party prior to such transaction);

(2) Restricted Payments permitted to be made pursuant to Section 7.05 and Investments permitted to be made pursuant to Section 7.06;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(4) any agreement or arrangement as in effect as of the Closing Date and forth on Schedule 7.07 and any transaction contemplated thereby, as determined in good faith by the Borrower;

(5) the Transactions and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services in each case in the ordinary course of business and consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the board of directors (or equivalent body) of the Borrower or the senior management thereof, or are on terms not materially less favorable to the Borrower or its Subsidiaries than might reasonably have been obtained at such time from an unaffiliated party;

(7) [reserved];

(8) sales and contributions of accounts receivable, or participations therein, and related assets in connection with the Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect the Receivables Facility;

(9) [reserved];

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and consistent with past practice;

(11) [reserved];

(12) [reserved];

(13) any contribution to the capital of the Borrower (other than in consideration of Disqualified Stock); and

(14) [reserved].

Section 7.08. Burdensome Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Borrower or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Borrower or any Subsidiary;

(2) make loans or advances to the Borrower or any Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date;

(b) the Loan Documents;

(c) purchase money obligations for property acquired in the ordinary course of business and consistent with past practices and Capitalized Lease Obligations that impose restrictions of the nature described in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower, that impose restrictions solely on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred under Sections 7.01 and 7.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and consistent with past practice;

(i) restrictions created in connection with the Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect the Receivables Facility;

(j) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, including the interests therein;

(k) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business and consistent with past practice;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions imposed by U.S. Bankruptcy Code and the Bankruptcy Court in connection with the Chapter 11 Cases.

Section 7.09. Minimum Liquidity. Commencing with the first full calendar week after the Petition Date, the Debtors shall maintain Liquidity of not less than $10,000,000 as of the last business day of each calendar week.

Section 7.10. Accounting Changes. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will (at the direction of the Required Lenders) make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.11. Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any Similar Business.

Section 7.12. Sale and Lease-Back Transactions. Other than as set forth on Schedule 7.12, the Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction.

Section 7.13. No Violation of Anti-Corruption Laws or Sanctions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Borrowings (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to such Person in violation of any applicable Anti-Corruption Laws, (b) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (c) in any other manner that would result in a violation of Sanctions by the Borrower or any of its Subsidiaries.

Section 7.14. [Reserved].

Section 7.15. Contracts. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to:

(a) Other than to the extent set forth in an Approved Budget, use the proceeds of the Loans to pay any claims in excess of $300,000 individually or that exceeds $8,000,000 in the aggregate for all vendors that arose prior to the Petition Date without the consent of the Required Lenders (which approval shall be communicated or deemed given upon satisfaction of procedures to be reasonably agreed from time to time by the Borrower and the Required Lenders in writing (which may be by email from the Lender Advisors); it being understood and agreed that such procedures shall be determined giving due consideration to the Borrower’s operational requirements and limitations) (which consent shall constitute authorization under this Agreement);

(b) enter into any new material contract or material amendments to any material contract with any customer or other vendor, in each case outside of the ordinary course of business, without the prior written consent of the Required Lenders (which approval may be communicated via an email from each of the Lender Advisors) (which consent shall constitute authorization under this Agreement);

(c) in each case to the extent outside of the ordinary course of business, make any disbursements or enter into any new leases or purchase agreements or materially amend any leases or purchase agreements, in each case for growth capital expenditures without the prior written consent of the Required Lenders (which approval may be communicated via an email from each of the Lender Advisors) (which consent shall constitute authorization under this Agreement); or

(d) file with the Bankruptcy Court any motion to assume or reject an executory contract under section 365 of the U.S. Bankruptcy Code without the prior written consent of the Required Lenders (which approval may be communicated via an email from each of the Lender Advisors) (which consent shall constitute authorization under this Agreement).

Section 7.16. Insolvency Proceeding Claim. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to incur, create, assume, suffer to exist or permit, or permit any Subsidiary to incur, create, assume, suffer to exist or permit, any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Order.

Section 7.17. Bankruptcy Actions. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to seek, consent to, or permit to exist, or permit any Subsidiary to seek, consent to or permit to exist, without the prior written consent of the Required Lenders (which approval may be communicated via an email from each of the Lender Advisors) (which consent shall constitute authorization under this Agreement), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

Section 7.18. Material Intellectual Property. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to (i) make any Investment, Restricted Payment or disposition of, other otherwise assign or transfer, any Material Intellectual Property to a Non-Loan Party, or (ii) permit any Non-Loan Party to hold any Material Intellectual Property, in each case, other than non-exclusive licenses for bona fide operating business purposes (as reasonably determined by the Borrower in good faith).

ARTICLE VIII

Events Of Default and Remedies

Section 8.01. Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”):

(a) any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) the Borrower fails to perform or observe any term, covenant or agreement contained in any of (x) Section 6.03(a)(i), 6.05(a), 6.16, 6.17 or Article VII or (y) Section 6.01, 6.18, 6.22, 6.24 or 6.25 and solely in the case of clause (y), such failure continues for five (5) days following the earlier of (i) the date a Responsible Officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower in accordance with Section 10.02(a)(i); provided, however, there shall be no such cure period for noncompliance with the DIP Budget as provided in Section 6.22(B) other than as set forth in the DIP Order; or

(c) any Loan Party fails to perform or observe any other covenant or agreement (other than those specified in any other clauses of this Section 8.01) contained in any Loan Document, including the DIP Order on its part to be performed or observed and such failure continues for ten (10) Business Days following the earlier of (i) the date a Responsible Officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower in accordance with Section 10.02(a)(i); or

(d) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document (including any Variance Report) required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) the Borrower or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any outstanding letters of credit thereunder, but other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that would constitute a default under such Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity; provided, that clauses (e)(i) and (e)(ii) shall not apply to any Prepetition Indebtedness to the extent the holders thereof are stayed from exercising remedies in connection therewith as a result of the Chapter 11 Cases; or

(f) [reserved]; or

(g) (i) there is entered against any Loan Party or any Subsidiary a final post-petition judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such post-petition judgment or order and has not disputed coverage) and such post-petition judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or (ii) in respect of an obligation in excess of the Threshold Amount, any post-petition writ or warrant of attachment or execution or similar process is otherwise issued or levied against all or any material part of the property of the Loan Parties and any Subsidiary, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien or security interest purported to be created by the DIP Order; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(i) there occurs any Change of Control; or

(j) [reserved]; or

(k) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party, a Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to any Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms, except as would not reasonably be expected to have a Material Adverse Effect; or

(l) the FCC issues one or more final, non-appealable orders that revoke, suspend or impair the authority to operate under any one or more FCC Licenses for any Station of the Borrower or any of its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(m) the entry of an order by the Bankruptcy Court appointing, the filing of an application by any Debtor or any Debtor consenting to or supporting an application by any other Person, for an order seeking the appointment of, in either case without the prior written consent of the Required Lenders, an interim or permanent trustee in any Chapter 11 Case or the appointment of a receiver or an examiner under Section 1104 of the U.S. Bankruptcy Code in any Chapter 11 Case with expanded powers (beyond those set forth in Sections 1106(a)(3) and 1106(a)(4) of the U.S. Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Debtors;

(n) other than circumstances whereby the Lenders are paid the Obligations in full, the consummation of a sale of all or substantially all of the Debtors’ assets pursuant to a sale under Section 363 of the U.S. Bankruptcy Code, a confirmed plan of reorganization in the Chapter 11 Cases or otherwise (other than in accordance with the RSA) or any Loan Party shall file a motion or other pleading or shall consent to or support a motion or other pleading filed by any other Person seeking any of the foregoing, in each case, without the prior written consent of the Required Lenders;

(o) the creation or incurrence by the Debtors of any claim that is senior to or pari passu with the Adequate Protection Claims without the prior written consent of the Required Lenders;

(p) the Debtors filing or supporting any motion, pleading, applications or adversary proceeding challenging the validity, enforceability, perfection or priority of the Prepetition Obligations or Prepetition Liens or asserting or supporting any other cause of action against and/or with respect to any of the Prepetition Obligations, the Prepetition Obligations or any of the Prepetition Secured Parties;

(q) the conversion of any Chapter 11 Case of a Debtor from one under chapter 11 to one under chapter 7 of the U.S. Bankruptcy Code or any Debtor shall file a motion or other pleading or shall consent to or support a motion or other pleading filed by any other Person seeking the conversion of any Chapter 11 Case of a Debtor under Section 1112 of the U.S. Bankruptcy Code or otherwise;

(r) the payment of or granting adequate protection (except for Adequate Protection Payments) that rank senior to or pari passu with the Adequate Protection Payments with respect to any Prepetition Indebtedness (other than as set forth in the DIP Order or any Approved Budget);

(s) (i) the entry by the Bankruptcy Court of any order terminating the Debtors’ exclusive periods to file a plan of reorganization or liquidation and solicit acceptances thereon under Section 1121 of the U.S. Bankruptcy Code or (ii) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;

(t) the dismissal of any Chapter 11 Case which does not contain a provision for Discharge of DIP Obligations, or if any Debtor shall file a motion or other pleading seeking the dismissal of any Chapter 11 Case which does not contain a provision for the Discharge of DIP Obligations;

(u) the entry by the Bankruptcy Court of an order granting relief from or modifying the automatic stay of Section 362 of the U.S. Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral which has a value in excess of the Threshold Amount, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority which has a value in excess of the Threshold Amount;

(v) the bringing of a motion or taking of any action in any Chapter 11 Case, or the entry by the Bankruptcy Court of any order in any Chapter 11 Case: (i) to obtain additional financing under Section 364(c) or (d) of the U.S. Bankruptcy Code not otherwise permitted pursuant to this Agreement or the DIP Order, as the case may be, except (x) as may be permitted by the Required Lenders and (y) to the extent that such new financing shall pay in full in cash the Obligations substantially concurrently with the incurrence thereof or (ii) except as provided in the DIP Order, to use cash collateral of the Agents or Lenders under Section 363(c) of the U.S. Bankruptcy Code without the prior written consent of the Required Lenders;

(w) the filing of a motion or the taking of any action in any Chapter 11 Case by any Debtor seeking the entry by the Bankruptcy Court of any order in any Chapter 11 Case, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, granting any Lien that is pari passu or senior to the Liens on the Collateral securing the Obligations, other than Liens expressly permitted under this Agreement or the DIP Order;

(x) the filing of a motion or the taking of any action in any Chapter 11 Case by any Debtor seeking an order, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, amending, supplementing, staying, vacating or otherwise modifying any Loan Document, the DIP Order or the Cash Management Order, in each case, in a manner that is adverse to the Lenders, in their capacities as such, without the prior written consent of the Required Lenders;

(y) the filing of a motion or the taking of any action in any Chapter 11 Case by any Debtor seeking the entry by the Bankruptcy Court of an order in any Chapter 11 Case, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, avoiding or requiring repayment by any Lender of any portion of the payments made by any Debtor on account of the Obligations owing under this Agreement or the other Loan Documents;

(z) the filing of a motion by any Debtor requesting, or the entry of any order by the Bankruptcy Court granting, any superpriority claim which is senior or pari passu with the Lenders’ claims or with the claims of the Prepetition Lenders under the Prepetition Loan Documents (excluding, for the avoidance of doubt, any superpriority claims granted pursuant to the DIP Order or Securitization Program Order (as defined in the DIP Order);

(aa) the filing of a motion or the taking of any action in any Chapter 11 Case by any Debtor seeking the entry of an order by the Bankruptcy Court, or the entry by the Bankruptcy Court of an order in any Chapter 11 Case, precluding the Administrative Agent or the Prepetition Administrative Agent to have the right to or be permitted to “credit bid”;

(bb) any attempt by any Loan Party to reduce, set off or subordinate the Obligations or the Liens securing such Obligations to any other Indebtedness;

(cc) the filing by any Loan Party of any chapter 11 plan of reorganization or disclosure statement attendant thereto, or any amendment to such plan or disclosure, that is not an Acceptable Plan without the prior written consent of the Required Lenders;

(dd) (i) the filing by any of the Debtors of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or characterization of, any portion of the Prepetition Obligations or the Obligations, and/or the liens securing the Prepetition Obligations or the Obligations or asserting any other claim or cause of action against and/or with respect to the Prepetition Obligations, the Obligations, the liens securing the Prepetition Obligations, the lien securing the Obligations, the Prepetition Agents or the Administrative Agent (or if any Debtor files a pleading supporting any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order by the Bankruptcy Court providing relief adverse to the interests of any Consenting Lender, the Prepetition Agents or the Administrative Agent with respect to any of the foregoing claims, causes of action or proceedings, but excluding preliminary or final relief granting standing to any other party to prosecute such claims, causes of action or proceeding;

(ee) an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the U.S. Bankruptcy Code against the Administrative Agent and the Secured Parties or (ii) limiting the extension under Section 552(b) of the U.S. Bankruptcy Code of the Liens of the Prepetition Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date (or granting any other relief under section 552(b) of the U.S. Bankruptcy Code) or the commencement of other actions that is adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents; or

(ff) any Material Adverse Effect shall have occurred; or

(gg) a material default under the RSA by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired);

Section 8.02. Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, subject to the terms and conditions of the DIP Order, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times and upon written notice thereof by the Administrative Agent (which such notice shall be made to the Debtors and shall be referred to herein as a “Termination Declaration” and the date which is the earliest to occur of any such Termination Declaration (excluding the notice period) being herein referred to as the “Termination Declaration Date”): (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Lender Payments and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) declare a restriction or termination of the Loan Parties’ ability to use cash Collateral.

(b) Subject to the terms and conditions of the DIP Order, including the requirement that the Agents obtain relief from the automatic stay prior to exercising certain rights and remedies under the Loan Documents, five (5) Business Days following the Termination Declaration Date (such five (5) Business Day period, the “Remedies Notice Period”), absent the Debtors curing all such existing Events of Default during such Remedies Notice Period, the Agents, subject to other applicable conditions set forth in the DIP Order, may foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the Obligations in accordance with Section 8.03, occupy the Loan Parties’ premises to sell or otherwise dispose of the Collateral or otherwise exercise remedies against the Collateral permitted by applicable non-bankruptcy law and the DIP Order.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, set-off or otherwise, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Agents in their capacity as such, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of Term Loans, until paid in full;

(iv) Fourth, to pay all other Obligations that are due and payable, until paid in full; and

(v) Last, the balance, if any, after all of the Obligations have been paid in full, as directed by the Borrower or as otherwise required by Law.

Amounts shall be applied to each category of Obligations set forth above until paid in full and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied pro rata among the Obligations in the category. The allocations set forth in this Section 8.03 are solely to determine the rights and priorities of the Agents and Lenders as among themselves and may be changed by agreement among the Agents and all of the Lenders without the consent of any Loan Party. This Section 8.03 is not for the benefit of or enforceable by any Loan Party.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and none of the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the DIP Order, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents, as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), in each case in the absence of its own gross negligence or willful misconduct as determined by the final and nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the DIP Order, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.06. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.07. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.08. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 9.09. Collateral and Guaranty Matters. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 10.24 or if approved, authorized or ratified in accordance with Section 10.01.

Section 9.10. Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its respective Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.10 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its respective Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its respective Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower.

(d) Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Documents.

Section 9.11. [Reserved].

Section 9.12. Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the

Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

Section 10.01. Amendments, Etc.. Except as otherwise set forth in this Agreement (including, without limitation, Section 3.03(b) and (c)), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any scheduled payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the proviso to this Section 10.01) any fees, Lender Payments or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees, Lender Payments or other amounts) without the written consent of each Lender to whom such fee, Lender Payment or other amount is owed; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.13, 8.03 or 10.06, without the written consent of each directly adversely affected Lender;

(e) change any provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly adversely affected thereby;

(f) [reserved];

(g) other than in connection with a transaction permitted under Section 7.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) other than in connection with a transaction permitted under Section 7.04, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(i) except as provided in the Interim Order, subordinate the Obligations in right of payment to any other Indebtedness without the written consent of each Lender directly and adversely affected thereby;

(j) except as provided in the Interim Order, subordinate the Liens securing the Obligations in respect of any of the Collateral to any other Indebtedness without the written consent of each Lender directly and adversely affected thereby;

(k) permit the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements applicable to Subsidiaries pursuant to this Agreement without the written consent of each Lender directly and adversely affected thereby;

(l) amend or modify the definition of “Material Intellectual Property”, Section 8.01(bb) or Section 7.18 without the written consent of each Lender directly and adversely affected thereby;

(m) amend, modify or waive any other provision in the Loan Documents, in each case, in a manner that would alter the pro rata sharing or payments or setoffs or order of priority required thereby, without the written consent of each Lender directly and adversely affected thereby; or

(n) to the extent not otherwise permitted by this Agreement, authorize additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds without the written consent of each Lender directly and adversely affected thereby.

provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; provided, further, that (A) the Borrower and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver to cure any ambiguity, omission, defect, mistake or inconsistency in any Loan Document without the prior written consent of the Required Lenders if the Lenders have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice (email from the Lender Advisors to be sufficient) from the Required Lenders stating that the Required Lenders object to any such change.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended, (ii) the maturity date of any Loan held by such Lender may not be extended and (iii) the principal or interest in respect of any Loans held by such Lenders shall not be reduced or forgiven, in each case without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Section 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing (including by electronic communication) and shall be delivered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent (acting at the direction of the Required Lenders); provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Collateral Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by the Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by such Person as determined in a final and nonappealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent, may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(f) Bankruptcy Notices. Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of the Loan Parties or any other Person to serve upon the Administrative Agent, the Collateral Agent and the Lenders in the manner prescribed by the U.S. Bankruptcy Code any pleading or notice required to be given to the Administrative Agent, the Collateral Agent and the Lenders pursuant to the U.S. Bankruptcy Code.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Subject to the DIP Order, the Borrower shall pay, whether accrued or incurred prior to, on or after the Petition Date (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders and their Affiliates (including the reasonable and documented fees, charges and disbursements of (x) counsel for the Administrative Agent and (y) the Lender Advisors), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) [reserved]; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the Loans made hereunder, including all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that reasonable fees and disbursements of outside counsel shall be limited to (x) one primary counsel for the Administrative Agent, the Collateral Agent and the Lenders and, if reasonably required by the Administrative Agent, local or specialist counsel and (y) one additional counsel for the Lenders (unless there is an actual or perceived conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel) and, to the extent reasonably necessary, local or specialist counsel.

(b) Indemnification by the Borrower. Subject to the DIP Order, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) any material breach of the obligations of such Indemnitee under the Loan Documents, or (y) any proceeding that does not involve an act or omission by the Borrower or any Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than disputes involving claims against any Agent in its capacity as such). Paragraph (b) of this Section 10.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Indemnification by the Lenders. To the extent that the Borrower for any reason fail to pay any amount required under Section 10.04(a) to be paid by them to the Administrative Agent (or any sub-agent thereof) and its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof) and its Related Parties, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof) in its capacity as such, or against its Related Parties acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined in a final and nonappealable judgment by a court of competent jurisdiction.

(e) Payments. Subject to the DIP Order, all amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Subject to the DIP Order, the agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as permitted pursuant to Section 7.03), neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b); (ii) [reserved]; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f); or (iv) to an SPC in accordance with the provisions of Section 10.06(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, (ii) their respective successors and assigns permitted hereby, (iii) [reserved] and (iv) to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any assignment or other that violates or does not comply with this Section 10.06 shall be void ab initio.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (or Commitments) and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $250,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents; provided, however, that (x) concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met and (y) no minimum amount shall be required for assignments by the Fronting Lender;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each applicable Facility, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under one Facility on a non-pro rata basis relative to its rights and obligations under another Facility;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is (x) by the Fronting Lender or (y) in connection with the syndication of the DIP Facility contemplated by the DIP Order; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) [reserved].

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, (ii) only one such processing and recordation shall be required in connection with concurrent assignments to or by more than one member of an Assignee Group and (iii) such processing and recordation fee shall be deemed waived for any assignment (x) by the Fronting Lender or (y) in connection with the syndication of the DIP Facility contemplated by the DIP Order. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 3.01, 3.04, 3.05 and 10.04 with respect to amounts payable thereunder and accruing for such Lender’s benefit but not paid prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice. This Section 11.06(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations (or any amended or successor version).

(d) [Reserved].

(e) [Reserved].

(f) Certain Pledges. Any Lender may at any time, without consent or notice, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; (ii) any grant of such an option to any SPC shall not constitute a novation, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and in no event shall any Granting Lender be released from its obligations hereunder. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the SPC granted to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the related Granting Lender; and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

Section 10.07. Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall be liable for the failure of any such Persons to adhere to the requirements of this Section 10.07); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent reasonably required in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) [reserved]; (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; or (iii) any credit insurance provider relating to the Borrower and its obligations hereunder; (g) with the consent of the Borrower; (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (i) on a confidential basis to the Rating Agencies or any other rating agency; (j) to the Bankruptcy Court in connection with the approval of the Transactions contemplated hereby; and (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, Collateral Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower that is not itself, to the knowledge of such Person, in breach of a confidentiality obligation to the Borrower or any Subsidiary in connection with the disclosure of such Information.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary of the Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent, Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Section 10.08. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, after obtaining the prior written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates, the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Effectiveness. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or email pdf of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or email pdf be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or email pdf. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and, other than in the case of a Defaulting Lender, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrower pursuant to Section 3.01, 3.04 or 3.05 from the Borrower (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders), then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND, TO THE EXTENT APPLICABLE, THE U.S. BANKRUPTCY CODE.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR ANY APPELLATE COURT FROM ANY SUCH COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.06 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.

Section 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders, are arm’s-length commercial transactions between the Borrower, the other Loan Parties their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each of the other Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the other Loan Parties or any of their respective Affiliates, or any other Person; and (ii) none of the Administrative Agent or the Lenders has any obligation to the Borrower, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each of the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, or exercise any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of each Loan Party and other information regarding each Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent (acting at the direction of the Required Lenders), in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.24. Release of Liens and Guarantees.

(a) The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Discharge of DIP Obligations as set forth in Section 10.24(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vi) subject to the DIP Order, as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent hereunder and under the DIP Order. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders and the other Secured Parties hereby irrevocably agree that (i) upon the Disposition of all of the Equity Interests of a Guarantor to another person pursuant to a Disposition not prohibited hereunder, which person is not an Affiliate of the Borrower, such Guarantor shall be automatically released from its Guarantees upon consummation of such Disposition and (ii) upon consummation of any other transaction not prohibited hereunder resulting in any Guarantor ceasing to exist or constitute a Subsidiary, the Administrative Agent shall release such Guarantor from its Guarantees concurrently with such transaction (and, in each case, the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).

(c) The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.24 and to return to the Borrower all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the occurrence of the Discharge of DIP Obligations, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrower and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Discharge of DIP Obligations pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to the Borrower all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Discharge of DIP Obligations pursuant to the terms hereof), whether or not on the date of such release there may be any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 10.24(d).

ARTICLE XI

Guarantee

Section 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that would accrue but for the provisions of (i) the U.S. Bankruptcy Code after any bankruptcy or insolvency petition under U.S. Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment (and not merely a guaranty of collection) and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e) the release of any other Guarantor pursuant to Section 10.24; or

(f) the expiration of any statute of limitations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination. Each Guarantor hereby agrees that, until the Discharge of DIP Obligations, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. [Reserved].

Section 11.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11. [Reserved].

Section 11.12. [Reserved].

Section 11.13. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Left Blank]

AUDACY CAPITAL CORP.,
as Borrower

By:
Name: Andrew P. Sutor, IV
Title: Executive Vice President

AUDACY CORP.
AUDACY OPERATIONS, INC.
AUDACY MIAMI, LLC
AUDACY ARIZONA, LLC
AUDACY CALIFORNIA, LLC
AUDACY COLORADO, LLC
AUDACY CONNECTICUT, LLC
AUDACY FLORIDA, LLC
AUDACY GEORGIA, LLC
AUDACY ILLINOIS, LLC
AUDACY KANSAS, LLC
AUDACY LOUISIANA, LLC
AUDACY MARYLAND, LLC
AUDACY MASSACHUSETTS, LLC
AUDACY MICHIGAN, LLC
AUDACY MINNESOTA, LLC
AUDACY MISSOURI, LLC
AUDACY NEVADA, LLC
AUDACY NEW YORK, LLC
AUDACY NORTH CAROLINA, LLC
AUDACY OHIO, LLC
AUDACY OREGON, LLC
AUDACY PENNSYLVANIA, LLC
AUDACY RHODE ISLAND, LLC
AUDACY SOUTH CAROLINA, LLC
AUDACY TENNESSEE, LLC
AUDACY TEXAS, LLC
AUDACY VIRGINIA, LLC
AUDACY WASHINGTON DC, LLC
AUDACY WASHINGTON, LLC
AUDACY WISCONSIN, LLC
AUDACY LICENSE, LLC
AUDACY PROPERTIES, LLC
AUDACY RADIO TOWER, LLC
AUDACY SPORTS RADIO, LLC
EVENTFUL, LLC
INFINITY BROADCASTING LLC
PINEAPPLE STREET MEDIA LLC
QL GAMING GROUP, LLC
PODCORN MEDIA, LLC
AMPERWAVE, LLC
AUDACY NETWORKS, LLC
AUDACY SERVICES, LLC AUDACY INTERNATIONAL, LLC AUDACY ATLAS, LLC, and CADENCE 13, LLC
as Guarantors

By:
Name: Andrew P. Sutor, IV
Title: Executive Vice President

[Lender Signature Pages Redacted]